Exhibit 99.1

Major Win for AITX's RAD as Multiple ROSA-P 360 Devices to be Deployed in Another Large City

ROSA™ Capabilities Leads to Strategic Placement Within City's Iconic Park System

Detroit, Michigan, April 15, 2025 - Robotic Assistance Devices Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (OTCPK:AITX), has secured the deployment of two ROSA-P 360 devices through a proactive engagement with a prominent municipal Business Improvement District. The units are being deployed to enhance safety and visibility across key public spaces managed by the local community improvement organization. This strategic placement reflects RAD's growing influence in urban safety initiatives and the rapid adoption of its advanced autonomous security technologies.

Artist’s depiction of a RAD ROSA-P 360 mounted on a standard light pole in an urban park setting.

ROSA-P 360, RAD's portable surveillance platform for public-facing environments, delivers continuous coverage and AI-powered detection across a full 360-degree field of view. Featuring dual ROSA units mounted to a single ground-secured power enclosure, the solution serves as an autonomous deterrent capable of engaging subjects, issuing alerts, and escalating incidents in real time. Its compact footprint, fast deployment capability, and visual presence make it an ideal tool for high-visibility areas where traditional security resources may be limited.

"As someone who has spent decades in law enforcement, I understand the challenges communities face in securing public spaces," said Troy McCanna, Chief Security Officer at RAD and former FBI Special Agent. "Deployments like these show how quickly RAD solutions can step in to support local safety efforts, delivering immediate impact without straining public safety budgets or personnel. It's rewarding to see our technology being embraced by organizations committed to creating safer environments."

The Company anticipates that both devices will be fully deployed and operational within the next two weeks, following final site preparations and coordination with the local stakeholders.

Sitting atop a ROSA-P 360 are two ROSA™ units. ROSA is a multiple award-winning, compact, self-contained security and communication device that can be installed and activated in about 15 minutes. Its AI-driven capabilities include human, firearm, and vehicle detection, license plate recognition, responsive digital signage, audio messaging, and seamless integration with RAD's software suite for real-time notifications and autonomous intelligent responses. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

RAD's ROSA-P 360 is available through the Company's network of authorized dealers and direct sales representatives. This deployment adds to a growing number of RAD units actively supporting public safety efforts in parks, transit zones, business districts, and other high-traffic outdoor spaces across the country. As interest in autonomous security technologies accelerates, RAD continues to deliver practical, effective solutions that address today's evolving security needs.

About Robotic Assistance Devices, Inc. (RAD)

Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is a trailblazer in delivering AI-powered autonomous security solutions that transform how organizations protect their facilities and assets. RAD's industry-leading product lineup; including ROSA™, RIO™, AVA™, and RAD Light My Way™ offers cutting-edge security technologies that reduce costs while enhancing operational efficiency. By deploying RAD's AI-fueled systems, organizations can optimize security personnel, improve situational awareness, and achieve superior ROI. RAD's solutions are well-suited for various industries, including municipalities, corporate enterprises, transportation, critical infrastructure, education, and healthcare. Learn more at www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz